Exhibit 99.1

NEWAGE ANNOUNCES EVOLUTION OF MANAGEMENT TEAM

DENVER, COLORADO, March 5, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based healthy products company intending to become the world’s leading social selling and distribution company today announced that it is making changes to its senior leadership team. As part of the changes Carin Casso Reinhardt, will be joining as Chief People Officer, and Gregory Gould will be transitioning from the Company between now and July 2, 2021.

Brent Willis, Chief Executive Officer of NewAge commented, “We are so pleased that Carin Reinhardt has joined the leadership team at NewAge as we organize ourselves to achieve our next phase of growth. We have grown from an idea four years ago to scale of now more than $500 million, and Carin’s expertise will be invaluable as we build the culture and capabilities of a multi-billion dollar multinational and leader in social selling.”

Carin Reinhardt is a first-generation American whose family originally comes from Mexico. She brings more than 20 years of Human Resources experience to the newly created role at NewAge. Most recently she was the Chief Human Resources Officer for the National Renewable Energy Laboratory, a globally renowned research, sciences, and engineering organization with more than 3,000 employees across more than 70 countries. Before this she served as VP of Human Resources for Kroenke Sports & Entertainment, owner of the Los Angeles Rams, Denver Nuggets, Colorado Avalanche, Arsenal F.C., and multiple other sports and entertainment teams and venues. Prior to Kroenke, she spent almost 20 years with ASRC Federal Holding Company, a $1.5B Federal Contracting Services firm with more than 7,000 employees and customers including NASA, Department of Defense, and all US Military Branches.

Ms. Reinhardt stated, “I am so excited to be joining NewAge at this important moment in its history. I see tremendous growth potential in front of the Company, and am confident that my support in building out our culture and the performance management and talent development systems, will be critical components of capturing the full potential at NewAge.”

Concurrent with the hiring of the Chief People Officer, the Company is also announcing that Greg Gould will be transitioning between now and July 2. Brent Willis commented, “We want to thank Greg for all his work and excellent contributions to the firm in getting us to this new threshold and wish him all the best in his future endeavors.”

Greg Gould commented, “I am proud of the accomplishments that we have achieved over the last two and a half years during my tenure at NewAge. I believe Brent and the team are well positioned to take the Company to the next level as they build out the strategy to become the world’s leading social selling and distribution company. I wish them the best in their future successes.”

About NewAge, Inc.

NewAge is a purpose-driven firm intending to become the world’s leading social selling and distribution company. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct route-to-market system. The company competes in three major category platforms including health and wellness, healthy appearance, and nutritional performance and leads a network of more than 400,000 exclusive independent distributors and brand partners around the world.

The Company operates the websites NewAge.com, Noninewage.com, Ariix.com, Mavie.com, Thelimucompany.com, Zennoa.com and a number of other individual brand websites. and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer

Vice President, Investor Relations

Tel: 1-801-870-8685

Riley_Timmer@NewAge.com

Investor Relations Counsel:

John Mills / Reed Anderson

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254 / 1-646-277-1260

newage@icrinc.com